CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-280367 on Form F-10 of our report dated March 23, 2023 relating to the financial statements of Nova Royalty Corp., appearing in the Current Report on Form 6-K of Metalla Royalty & Streaming Ltd. dated January 8, 2024.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
June 28, 2024